EXHIBIT 99.2

RISK FACTORS

Our Delay in Engaging an Auditor May Result in our Inability to Timely File Our Annual Report on Form 10-K for the Year Ending December 31, 2006

On October 10, 2006, Ernst & Young LLP (“E&Y”), the independent registered public accounting firm of the Company for the fiscal year ended December 31, 2005, resigned effective upon the filing with the Commission of the Company’s Quarterly Report on Form 10-Q for the three-month and nine-month periods ended September 30, 2006.  E&Y’s resignation as the Company’s independent registered public accounting firm became effective on November 9, 2006, with the filing of the Company’s Quarterly Report on Form 10-Q for the three-month and nine-month periods ended September 30, 2006.  During each of the fiscal years ended December 31, 2004 and December 31, 2005 and the subsequent interim period from January 1, 2006 through the effective date of E&Y’s resignation on November 9, 2006 there were no disagreements between the Company and E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the subject matter of the disagreement in connection with its reports on the consolidated financial statements for such years.

Since prior to the effective date of E&Y’s resignation, the Audit Committee of the Board of Directors of the Company has been engaged in the process of selecting an independent registered public accounting firm (“Auditor”) for the fiscal year ending December 31, 2006.  To date, the Company has been unsuccessful in engaging a new Auditor.  There can be no assurance that we will be able to engage a new Auditor that will be able to perform and complete the audit of our 2006 financial statements (the “2006 Audit”) by March 16, 2007, the last date we are permitted to timely file our Annual Report on Form 10-K for the year ending December 31, 2006 (the “2006 Form 10-K”) with the Securities and Exchange Commission (“the Commission”) before we become a late filer (“Late Filer”).  The 2006 Audit and the related auditor attestation regarding our internal control over financial reporting required by the Sarbanes-Oxley Act of 2002 and related Commission rules, will be required for us to complete and file our 2006 Form 10-K.

Our Failure to Timely File our Annual Report on Form 10-K for the Year Ending December 31, 2006 May Lead to A Delisting of Our Common Stock from the NASDAQ Global Market

If we become a Late Filer, we will be subject to delisting of our common stock from the NASDAQ Global Market.  If our common stock is delisted, we expect that it would be eligible for quotation on OTCBB or the Pink Sheets. However, delisting would have an adverse impact on the liquidity of our common stock and, as a result, the market price of our common stock may become more volatile.  In such event, the market price of our common stock may decline substantially, and it may have a material adverse effect on the ability of our stockholders to sell their shares. The delisting of our common stock would also make it more difficult for us to raise additional capital while delisted.  In addition, if our common stock is delisted, it is possible this would generate negative public opinion with respect to the Company, which could adversely affect our ability to keep and attract customers and employees and could expose us to litigation and regulatory action.